- 27 -               Exhibit (11)

               OWENS CORNING AND SUBSIDIARIES

              COMPUTATION OF PER SHARE EARNINGS

                                         Quarter            Six Months
                                          Ended               Ended
                                         June 30,            June 30,
                                   1997         1996     1997        1996
                                 (In millions of dollars, except share data)

Primary:

Net income (loss)                $   63      $  (473)   $  105       $(434)

Weighted average number of
  shares outstanding
  (thousands)                    53,283       51,538    52,980      51,512

Weighted average common
  equivalent shares
  (thousands):
  Deferred awards                    14            -        14           -
  Stock options using weighted
    average market price            543            -       625           -

Primary weighted average number
  of common shares outstanding
  and common equivalent shares
  (thousands)                    53,840       51,538    53,619      51,512

Primary per share amount         $ 1.17       $(9.19)  $  1.96     $ (8.43)

Fully Diluted:

Net income (loss)                $   65       $ (473)  $   109     $  (434)

Weighted average number of
  shares outstanding
  (thousands)                    53,283       51,538    52,980      51,512
Weighted average common
  equivalent shares
  (thousands):
  Deferred awards                    14            -        14           -
  Stock options using the
    higher of average
    market price or market
    price at end of period          611            -       677           -
  Shares from assumed conversion
    of preferred securities       4,566            -     4,566           -

Fully diluted weighted average
   number of common shares
   outstanding and common
   equivalent shares
   (thousands)                   58,474       51,538    58,237      51,512

Fully diluted per share amount  $  1.11      $ (9.19)  $  1.87     $ (8.43)

